As filed with the Securities and Exchange Commission on July 17, 2013

Registration No. 333- 166694

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OAK RIDGE FINANCIAL SERVICES, INC.

(exact name of registrant as specified in its charter)

North Carolina	20-8550086

(state or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

2211 Oak Ridge Road, P.O. Box 2 Oak Ridge, North Carolina	27310
(address of principal executive offices)	(zip code)

BANK OF OAK RIDGE SECOND AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

AND

BANK OF OAK RIDGE SECOND AMENDED AND RESTATED DIRECTOR STOCK OPTION PLAN

AND

OAK RIDGE FINANCIAL SERVICES, INC. LONG-TERM STOCK INCENTIVE PLAN

(full title of the plans)

Ronald O. Black

President and Chief Executive Officer

Oak Ridge Financial Services, Inc.

2211 Oak Ridge Road, P.O. Box 2

Oak Ridge, North Carolina 27310

(336) 644-9944

(name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	 (do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statement (the “Registration Statement”) previously filed by Oak Ridge Financial Services, Inc., a North Carolina corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-166694, filed with the SEC on May 10, 2010, pertaining to the registration of 855,774 shares of the common stock, no par value (“common stock”), of Registrant for issuance under the Registrant’s three stock-based incentive plans – the Bank of Oak Ridge Second Amended and Restated Director Stock Option Plan, the Bank of Oak Ridge Second Amended and Restated Employee Stock Option Plan, and the Oak Ridge Financial Services, Inc. Long-Term Stock Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold (537,506 shares) under such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Ridge, State of North Carolina, on this 17 day of July, 2013.

OAK RIDGE FINANCIAL SERVICES, INC.

By:	/S/ RONALD O. BLACK
Ronald O. Black, President and Chief Executive Officer

Note: no other person is required to sign this post-effective amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.